As Filed With the Securities and Exchange Commission on March 2, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOOTHILL INDEPENDENT BANCORP

(Exact name of registrant as specified in its charter)

Delaware	95-3815805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

510 South Grand Avenue, Glendora, California 91741

(Address of Principal Executive Offices) (Zip Code)

2003 STOCK OPTION PLAN

(Full title of the plan)

George E. Langley, President and Chief Executive Officer

Foothill Independent Bancorp

510 South Grand Avenue

Glendora, California 91741

(Name and address of agent for service)

(909) 599-9351

(Telephone number, including area code, of agent for service)

Copy to:

Ben A. Frydman, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

(949) 725-4000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value	320,460 shares	$22.25(2)	$7,130,235	$904.00

Common Stock, $0.001 par value	170,040 shares	$16.93	$2,878,777	$365.00

(1)	Includes 450,000 shares of Common Stock originally authorized pursuant to the Registrant’s 2003 Stock Option Plan (the “2003 Plan”) and an additional 40,500 shares of Common Stock which have become available for issuance under the 2003 Plan pursuant to the anti-dilution adjustment provisions thereof as a result of the Registrant’s 9% stock dividend effected in January 2004. Also registered hereunder are an indeterminate number of additional shares which may become issuable pursuant to the anti-dilution adjustment provisions of the 2003 Plan.

(2)	The aggregate offering price for the 320,460 shares of Common Stock registered hereby is estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the average of the high and low price reported by The Nasdaq National Market for the Common Stock on February 25, 2004, which was $22.25. The calculation of the registration fee for the 170,040 shares of Common Stock issuable upon the exercise of options already granted under the 2003 Plan is based on the weighted average exercise price at the date of grant which is $16.93.

The Exhibit Index appears after the signature Page of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below have been filed by Foothill Independent Bancorp (the “Company”) with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Commission on March 28, 2003.

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, filed with the Commission on May 15, 2003, August 14, 2003 and November 13, 2003, respectively.

(c) The Company’s Proxy Statement for its 2003 Annual Meeting of Stockholders filed with the Commission on April 7, 2003.

(d) The description of the Company’s Common Stock that is contained in the Company’s Current Report on Form 8-K filed with the Commission on July 20, 2000, including any amendment or report filed for the purpose of updating that description.

(e) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company maintains liability insurance for its officers and directors.

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In addition, the Company’s Certificate of Incorporation provides that, pursuant to the DGCL, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Number	Description

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to the Registrant.

10.1	Foothill Independent Bancorp 2003 Stock Option Plan.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1).

23.2	Consent of Vavrinek, Trine, Day & Co., LLP, independent accountants.

24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendora, State of California, on the 1st day of March 2004.

FOOTHILL INDEPENDENT BANCORP

By:	/s/ GEORGE E. LANGLEY

George E. Langley,
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Foothill Independent Bancorp, do hereby constitute and appoint George E. Langley and Carol Ann Graf, or each of them, individually, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ GEORGE E. LANGLEY George E. Langley	President, Chief Executive Officer (Principal Executive Officer) and Director	March 1, 2004

/s/ CAROL ANN GRAF Carol Ann Graf	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2004

/s/ WILLIAM V. LANDECENA William V. Landecena	Chairman of the Board of Directors	March 1, 2004

/s/ RICHARD GALICH Richard Galich	Director	March 1, 2004

/s/ O.L. MESTAD O.L. Mestad	Director	March 1, 2004

/s/ GEORGE SELLER George Sellers	Director	March 1, 2004

/s/ MAX E. WILLIAMS Max E. Williams	Director	March 1, 2004

/s/ DOUGLAS F. TESSITOR Douglas F. Tessitor	Director	March 1, 2004

EXHIBIT INDEX

Number	Description	Sequential Page Number

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to the Registrant.	See attached

10.1	Foothill Independent Bancorp 2003 Stock Option Plan.	See attached

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1).	—

23.2	Consent of Vavrinek, Trine, Day & Co., LLP, independent accountants.	See attached

24.1	Power of Attorney (included on signature page to this Registration Statement.	—